IMMEDIATE RELEASE
June 10, 2014

UNITED NATURAL FOODS, INC. ANNOUNCES
THIRD QUARTER FISCAL 2014 RESULTS

Q3 FISCAL 2014 NET SALES INCREASED 13.8% YEAR OVER YEAR TO $1.78 BILLION
Q3 FISCAL 2014 NET INCOME INCREASED 15.1% YEAR OVER YEAR TO $36.4 MILLION

Providence, Rhode Island- June 10, 2014 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company") today reported financial results for the third quarter of fiscal 2014 ended May 3, 2014.

Third Quarter Fiscal 2014 Highlights

•	Net sales increased 13.8%, or $215.5 million, to $1.78 billion for the third quarter of fiscal 2014 compared to $1.57 billion for the same period last fiscal year

•	Diluted EPS was $0.73 for the third quarter of fiscal 2014, an increase of 14.1% from $0.64 for the same period last fiscal year

•	Operating income increased 16.3% to $62.6 million for the third quarter of fiscal 2014 compared to $53.9 million for the same period last fiscal year

“Each of our sales channels continued to benefit from consumers increasingly choosing better-for-you natural, organic and specialty foods as illustrated by our second consecutive quarter of net sales growth in excess of $200 million,” said Steven Spinner, President and Chief Executive Officer. "To support these positive growth dynamics and enhance service levels to our customers, in the fourth quarter, we opened our distribution center in Racine, Wisconsin and we are scheduled to open our Hudson Valley, New York facility in the first quarter of fiscal 2015."

Net sales for the third quarter of fiscal 2014 increased 13.8% to $1.78 billion from $1.57 billion in the third quarter of fiscal 2013. The third quarter of fiscal 2014 included incremental net sales of approximately $18.0 million, or 1.2%, resulting from the Company's acquisition of Trudeau Foods in the first quarter of fiscal 2014. Gross margin was 16.7% for the third quarter of fiscal 2014 compared to 16.8% for the third quarter of fiscal 2013. Gross margin for the third quarter of fiscal 2014 was negatively impacted primarily by foreign exchange from the declining value of the Canadian dollar on the Company's Canadian business.

Total operating expenses were 13.2% as a percentage of net sales for the third quarter of fiscal 2014, a decrease of 13 basis points compared with the same period last fiscal year. The prior year quarter was negatively impacted by labor action costs of $1.5 million related to the Company's Auburn, Washington facility. Operating expenses for the third quarter of fiscal 2014 included non-recurring costs of approximately $0.9 million related to the start up of the Company's Wisconsin facility in addition to $0.6 million of acquisition costs related to the recently announced agreement to purchase of Tony's Fine Foods.

Operating income increased 16.3%, or $8.8 million, to $62.6 million for the third quarter of fiscal 2014 compared to $53.9 million for the third quarter of fiscal 2013. Operating income as a percentage of net sales for the third quarter of fiscal 2014 increased 7 basis points to 3.5% compared to the same period last fiscal year.

Net income for the third quarter of fiscal 2014 increased $4.8 million, or 15.1%, to $36.4 million, or $0.73 per diluted share, from $31.6 million, or $0.64 per diluted share, for the third quarter of fiscal 2013.

Fiscal 2014 Year to Date Summary

Net sales for the nine months ended May 3, 2014 totaled $5.03 billion, a 13.7% increase over the comparable prior fiscal year period. Gross margin decreased 10 basis points to 16.7%, compared to the nine months ended April 27, 2013. Gross margin in the first nine months of fiscal 2014 was negatively impacted by severe weather and foreign exchange for the Company's Canadian business and the continued shift in sales growth towards supernatural, national supermarket and multi-unit independent customers. These challenges were partially offset by improved execution by the Company’s supply chain group, specifically with respect to inbound logistics and procurement.

At 13.5% of net sales, total operating expenses for the nine months ended May 3, 2014 were 34 basis points lower than the comparable prior fiscal year period. Total operating expenses increased $66.8 million, or 10.9%, to $678.0 million from $611.2 million for the nine months ended April 27, 2013. Total operating expenses for the nine months ended April 27, 2013 included approximately $6.1 million of expenses related to the labor action at the Company's Auburn, Washington facility. Excluding these incremental expenses, operating expenses were $605.1 million or 13.7% of net sales.

Operating income for the nine months ended May 3, 2014 increased 23.2%, or $30.1 million, to $159.5 million from $129.4 million for the nine months ended April 27, 2013. Operating income as percentage of net sales increased 24 basis points to 3.2% compared to the same period last fiscal year.

The following table details the amounts and effect of the labor action costs related to our Auburn, Washington facility described above and the reconciliation of total operating expenses including the labor action costs (GAAP basis), to total operating expenses excluding the labor action costs (non-GAAP basis) for the nine months ended April 27, 2013:

	Nine months ended
	April 27, 2013
		% of
(in millions)	Pretax	Net Sales

Total operating expenses	$611.2	13.8%
Labor action costs	(6.1)	(0.1)%
Total operating expenses, excluding labor action costs	$605.1	13.7%

Net income for the nine months ended May 3, 2014 increased $16.3 million, or 21.6%, to $92.1 million, or $1.85 per diluted share, from $75.8 million, or $1.53 per diluted share for the nine months ended April 27, 2013.

“Our additional distribution capacity in New York and Wisconsin and our pending acquisition of Tony's Fine Foods will enable us to build our platform of organic, natural protein and specialty products for new and existing customers throughout North America,” concluded Mr. Spinner.

Updated Fiscal 2014 Guidance

Based on UNFI's performance to date and the current outlook for the remainder of fiscal 2014, UNFI is narrowing and updating its previous guidance for fiscal 2014 provided on March 10, 2014. For fiscal 2014, ending August 2, 2014, which is a 52-week fiscal year compared with the 53-week fiscal 2013, the Company expects net sales in the range of approximately $6.73 to $6.77 billion, an increase of approximately 11.0% to 11.6% over fiscal 2013. Adjusting for $118.7 million of net sales for the 53rd week in fiscal 2013, net sales growth for fiscal 2014 is expected to be in the range of approximately 13.2% to 13.8%. The Company estimates GAAP earnings per diluted share for fiscal 2014 in the range of approximately $2.47 to $2.50 per share, an increase of approximately 13.3% to 14.7% over fiscal 2013 GAAP earnings per diluted share of $2.18. The Company’s updated guidance does not reflect any anticipated sales or earnings from the recently announced agreement to acquire Tony’s Fine Foods, which is expected to close late in the fourth quarter of fiscal 2014. The Company’s updated guidance does reflect approximately $1.3 to $1.6 million in anticipated acquisition costs associated with the transaction.

Conference Call & Webcast
The Company's third quarter 2014 conference call and audio webcast will be held today, Tuesday, June 10, 2014 at 4:30 p.m. EDT. The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 30 days.

About United Natural Foods
United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 65,000 products to more than 31,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Fortune in 2006 - 2010 as one of its "Most Admired Companies" and in 2012 as one of its "Most Admired American Companies", winner of the Supermarket News 2008 Sustainability Excellence Award, recognized by the Nutrition Business Journal for its 2009 Environment and Sustainability Award and chosen by Food Logistics Magazine as one of its 2012 Top 20 Green Providers.

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	ICR
Mark Shamber	Katie Turner
Chief Financial Officer	General Information
(401) 528-8634	(646) 277-1228

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on October 1, 2013, its quarterly reports on Form 10-Q filed with the SEC on December 11, 2013 and March 12, 2014, and other filings the Company makes with the SEC, and include, but are not limited to, the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the resulting lower gross margins on the sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers; increased fuel costs; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; management's allocation of capital and the timing of capital expenditures; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement entered into by the parties in connection with the Company’s proposed acquisition of all of the stock of Tony’s Fine Foods; the ability of the Company to consummate the proposed acquisition of Tony’s Fine Foods; and the Company's ability to successfully deploy its operational initiatives to achieve synergies from the acquisition of Tony’s Fine Foods. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Financial Measures:  To supplement its financial statements presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures, including operating expenses excluding expenses related to the labor action at the Company’s Auburn, Washington facility and estimated net sales growth adjusting for the 53rd week in fiscal 2013.  The reconciliations of these non-GAAP financial measures to the comparable GAAP financial measures are presented within the tables or text of this press release.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting its operating expenses for the applicable periods excluding these expenses facilitates making period-to-period comparisons and is a meaningful indication of its operating performance. The Company’s management utilizes this non-GAAP financial information to compare the Company’s operating performance during the 2013 fiscal year versus the comparable periods in the 2014 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except per share data amounts)

	Three months ended		Nine months ended
	May 3, 2014	April 27, 2013	May 3, 2014	April 27, 2013
Net sales	$1,781,729	$1,566,217	$5,029,781	$4,421,957
Cost of sales	1,483,600	1,303,220	4,192,309	3,681,334
Gross profit	298,129	262,997	837,472	740,623
Operating expenses	235,514	209,140	677,986	609,591
Restructuring and asset impairment expenses	—	—	—	1,629
Total operating expenses	235,514	209,140	677,986	611,220
Operating income	62,615	53,857	159,486	129,403
Other expense (income):
Interest expense	2,308	1,591	5,944	3,942
Interest income	(129)	(133)	(374)	(474)
Other, net	(217)	121	404	5,103
Total other expense, net	1,962	1,579	5,974	8,571
Income before income taxes	60,653	52,278	153,512	120,832
Provision for income taxes	24,261	20,657	61,405	45,055
Net income	$36,392	$31,621	$92,107	$75,777
Basic per share data:
Net income	$0.73	$0.64	$1.86	$1.54
Weighted average basic shares of common stock outstanding	49,635	49,303	49,577	49,200
Diluted per share data:
Net income	$0.73	$0.64	$1.85	$1.53
Weighted average diluted shares of common stock outstanding	49,931	49,567	49,860	49,483

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except per share amounts)

	May 3, 2014	August 3, 2013
ASSETS
Current assets:
Cash and cash equivalents	$16,577	$11,111
Accounts receivable, net	420,943	339,590
Inventories	831,516	702,161
Prepaid expenses and other current assets	47,300	38,534
Deferred income taxes	23,822	23,822
Total current assets	1,340,158	1,115,218
Property & equipment, net	409,170	338,594
Goodwill	209,761	201,874
Intangible assets, net	55,026	49,540
Other assets	23,785	24,682
Total assets	$2,037,900	$1,729,908

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$348,367	$283,851
Accrued expenses and other current liabilities	113,522	113,397
Current portion of long-term debt	1,125	1,019
Total current liabilities	463,014	398,267
Notes payable	268,200	130,594
Long-term debt, excluding current portion	32,894	33,091
Deferred income taxes	44,583	41,474
Other long-term liabilities	28,417	27,336
Total liabilities	837,108	630,762
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 49,650 issued and outstanding shares at May 3, 2014; 49,330 issued and outstanding shares at August 3, 2013	497	493
Additional paid-in capital	394,117	380,109
Unallocated shares of Employee Stock Ownership Plan	(23)	(39)
Accumulated other comprehensive loss	(5,581)	(1,092)
Retained earnings	811,782	719,675
Total stockholders’ equity	1,200,792	1,099,146
Total liabilities and stockholders’ equity	$2,037,900	$1,729,908

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Nine months ended
	May 3, 2014	April 27, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$92,107	$75,777
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	35,427	31,242
Share-based compensation	13,137	11,027
Gain on disposals of property and equipment	(59)	(663)
Excess tax benefits from share-based payment arrangements	(2,459)	(88)
Impairment of intangible asset	—	1,629
Deferred income taxes	3,165	1,767
Provision for doubtful accounts	2,771	2,385
Non-cash interest expense	1,767	—
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable	(81,467)	(58,497)
Inventories	(126,613)	(143,563)
Prepaid expenses and other assets	(6,251)	(14,829)
Accounts payable	48,107	51,588
Accrued expenses and other liabilities	(279)	6,201
Net cash used in operating activities	(20,647)	(36,024)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(107,945)	(34,753)
Purchases of acquired businesses, net of cash acquired	(23,032)	(9,445)
Proceeds from disposals of property and equipment	6,061	2,345
Net cash used in investing activities	(124,916)	(41,853)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(707)	(479)
Proceeds from borrowings under revolving credit line	535,218	478,698
Repayments of borrowings under revolving credit line	(397,093)	(418,621)
Increase in bank overdraft	12,711	17,398
Proceeds from exercise of stock options	2,125	1,681
Payment of employee restricted stock tax withholdings	(3,709)	(3,381)
Excess tax benefits from share-based payment arrangements	2,459	88
Net cash provided by financing activities	151,004	75,384
EFFECT OF EXCHANGE RATE CHANGES ON CASH	25	247
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,466	(2,246)
Cash and cash equivalents at beginning of period	11,111	16,122
Cash and cash equivalents at end of period	$16,577	$13,876

Supplemental disclosures of cash flow information:
Cash paid for interest	$4,812	$3,657
Cash paid for federal and state income taxes, net of refunds	$52,880	$47,083